Exhibit 5.1

Our ref: CHX/806931-000033/41705859v1

Biohaven Ltd. Kingston Chambers PO Box 173 Road Town Tortola, VG1110 British Virgin Islands

2 March 2026
Dear Sirs
Biohaven Ltd. (the "Company")
We have acted as counsel as to British Virgin Islands law to the Company and have been asked to provide this legal opinion in connection with the Company's registration statement on Form S-8, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "SEC Act") related to the reservation for issuance of 11,699,853 common shares of no par value each of the Company (the “Shares”), authorised for issuance pursuant to the 2022 Equity Incentive Plan (the "SpinCo Plan") and 2022 Employee Stock Purchase Plan (the "ESPP" together with the SpinCo Plan, the "Plans").
1Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 2 March 2026, including the Company's Certificate of Incorporation and the memorandum and articles of association registered on 30 September 2022 (the "Memorandum and Articles").
1.2A list of the Company's directors provided by the Registry of Corporate Affairs dated 27 February 2026 (a copy of which is attached as Annexure A) (the "Registry List of Directors").
1.3The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System and the E-Litigation Portal from 1 January 2000 and available for inspection on 2 March 2026 at the British Virgin Islands High Court Registry (the "High Court Registry").

1.4The minutes of the meeting of the board of directors of the Company held on 29 September 2022, secretary's certificates dated 2 May 2023 and 8 May 2024 appending, as a certified true and complete copy, minutes of the meeting of the board of directors of the Company held on 2 May 2023 and 30 April 2024 and written resolutions of the board of directors of the Company dated 28 February 2026 (the "Resolutions").
1.5A Certificate of Incumbency dated 27 February 2026, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent (the "Registered Agent's Certificate").
1.6A certificate of good standing with respect to the Company issued by the Registrar of Corporate Affairs dated 27 February 2026 (the "Certificate of Good Standing").
1.7A certificate from a director of the Company (the "Director's Certificate") (a copy of which is appended to this opinion at Appendix A).
1.8The Registration Statement.
1.9The SpinCo Plan.
1.10The ESPP.
2Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Registry List of Directors, the Registered Agent's Certificate, the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:
2.1The Plans have been or will be authorised and, where applicable, duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands).
2.2The Plans are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of Delaware (as appropriate) (the "Relevant Law") and all other relevant laws (other than the laws of the British Virgin Islands).
2.3The choice of the Relevant Law as the governing law of the Plans (as appropriate) has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of Delaware (as appropriate) and any other relevant jurisdiction (other than the British Virgin Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the British Virgin Islands).
2.4Each written agreement, contract or other instrument or document evidencing any award granted under a Plan (the "Plan Documents") incorporates or will incorporate the terms of such Plan and has been or will be authorised and, where applicable, duly executed and unconditionally delivered by or on behalf of all relevant parties and such Plan Documents are or will be valid, binding and enforceable against all relevant parties in accordance with all relevant laws.
2.5Where the Plan Documents have been provided to us in draft or undated form, they will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us.

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2.6Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.
2.7All signatures, initials and seals are genuine.
2.8The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the British Virgin Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plans.
2.9That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.
2.10No monies paid to or for the account of any party under the Transaction Documents represent or will represent proceeds of criminal conduct (as defined in the Proceeds of Criminal Conduct Act (As Revised)).
2.11There is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Plans.
2.12There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.
2.13That prior to the issue of any of the Shares the issue of such Shares shall be authorised pursuant to a resolution of the board of directors of the Company or, where the board of directors has established a committee of the board of directors of the Company and duly delegated to such committee the power to authorise the issue of Shares pursuant to the Plan, by a resolution of such committee of the board of directors of the Company and where the Shares are to be issued for a consideration, which is in whole or in part, other than money, the directors of the Company shall prior to the issue of such Shares pass a resolution stating: (a) the amount to be credited for the issue of such Shares; and (b) that, in the opinion of the directors of the Company, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of such Shares.
2.14Prior to the issue of any of the Shares, the Company shall receive all necessary consideration as required under the Plans for the issue of the Shares.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.
3Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:
3.1The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (As Revised) (the "Act"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.
3.2The Shares to be offered and issued by the Company pursuant to the provisions of the Plans, have been duly authorised for issue, and when issued by the Company pursuant to

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the provisions of the Plans for the consideration fixed thereto and duly registered in the Company’s register of members, will be validly issued and (assuming that all of the consideration is received by the Company) will be fully paid and non-assessable. As a matter of British Virgin Islands law, a share is only issued when it has been entered in the register of members.
4Qualifications
The opinions expressed above are subject to the following qualifications:
4.1The obligations assumed by the Company under the Plans will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:
(a)enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;
(b)enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;
(c)where obligations are to be performed in a jurisdiction outside the British Virgin Islands, they may not be enforceable in the British Virgin Islands to the extent that performance would be illegal under the laws of that jurisdiction; and
(d)some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.
4.2To maintain the Company in good standing with the Registrar of Corporate Affairs under the laws of the British Virgin Islands, annual filing fees must be paid, and certain statutory filings and returns made to the Registrar of Corporate Affairs within the time frame prescribed by law. As a consequence of a failure to pay annual filing fees, or to make certain filings or returns, on time, or to demonstrate compliance with certain statutory economic substance requirements where relevant, the Company may be liable to be struck off the register of companies and dissolved.
4.3We express no opinion as to the application of, or the Company's compliance with, the British Virgin Islands economic substance regime.
4.4We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-British Virgin Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Plans or the Registration Statement.
4.5We express no view as to the commercial terms of the Plans or the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.
4.6Under British Virgin Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a British Virgin Islands court for a determination on whether the register of members reflects the correct legal position. Further, the British Virgin Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. For the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a British Virgin Islands court.

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4.7In this opinion letter, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
4.8The search of records of proceedings available at the High Court Registry would not reveal any proceeding which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the High Court Registry).
The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Plans and express no opinion or observation upon the terms of any such document.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the SEC Act or the rules and regulations of the Commission thereunder.
This opinion is addressed to you and may be relied upon by you and your counsel. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

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Appendix A
Director's Certificate (S8)

To:    Maples and Calder
5th Floor, Ritter House
PO Box 173
Road Town
Tortola
British Virgin Islands
2 March 2026
Dear Sirs
Biohaven Ltd. (the "Company")
I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion in relation to certain aspects of British Virgin Islands law (the "Opinion"). Unless otherwise defined herein, capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:
1 The Memorandum and Articles of Association of the Company registered on 30 September 2022 remain in full force and effect and are unamended.
2 The minutes of the meetings of the board of directors held on 29 September 2022, 2 May 2023 and 30 April 2024 at which the Plans and the issuance of shares thereunder were approved (the "Minutes") are a true and correct record of the proceedings of each meeting, which were duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles, and the resolutions passed at such meetings have not been amended, varied or revoked in any respect.
3 The written resolutions of the board of directors dated 28 February 2026 (together with the Minutes, the "Resolutions") were signed by the directors in the manner prescribed in the Memorandum and Articles of the Company, including as to the disclosure of any director's interests in the underlying transactions, and have not been amended, varied or revoked in any respect.
4 Immediately prior to the issue of the Shares, the Company will have sufficient authorised but unissued shares in order for Shares to be issued as contemplated by the Registration Statement.
5 The shareholders of the Company (the "Shareholders") have not restricted or limited the powers of the directors of the Company in any way.
6 The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Vladimir Coric, Irina Antonijevic, Gregory H. Bailey, John W. Childs, Julia P. Gregory, Michael T. Heffernan, Robert J. Hugin and Kishan C. Mehta.
7 The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the members and directors (or any committee thereof) (duly convened in accordance with the Memorandum

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and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.
8 The Company has not created any charges over any of its property or assets.
9 Prior to, at the time of, and immediately following the implementation of the Plans the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Plans for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference or wilfully defeat an obligation owed to any creditor and the transactions contemplated thereby do not and will not give any creditor an unfair preference.
10 Neither the Company nor any of its subsidiaries (if any) has an interest in any land in the British Virgin Islands.
11 Each director of the Company considers the transactions contemplated by the Plans and the Plan Documents to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.
12 No invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any of the Shares.
13 The Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect of any sovereign entity or state.
14 To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the Directors and/or the Member taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.
15 The Company has at no time had employees.
16 To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.
17 The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.
18 The Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members.
19 The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion, unless I shall have previously notified you in writing personally to the contrary.

Signature:    _________________________________
Name:        Vladimir Coric
Title:        Director

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